Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 22, 2025, with respect to the financial statements of the New Covenant Funds, comprised of the Growth Fund, Income Fund, Balanced Growth Fund, and Balanced Income Fund as of June 30, 2025, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 28, 2025